Exhibit 99.1

Elicio Therapeutics Announces Preliminary Disease-Free Survival

analysis from the Ongoing AMPLIFY-7P Phase 1a Study of ELI-002 7P

ELI-002 7P administered as a monotherapy at the Phase 2 dose shows preliminary encouraging Disease-Free Survival data in pancreatic ductal adenocarcinoma

BOSTON, June 27, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced new preliminary data from the ongoing AMPLIFY-7P Phase 1a study of its off-the-shelf investigational therapeutic cancer vaccine candidate, ELI-002 7P. The preliminary data showed patients receiving ELI-002 7P at the Phase 2 dose of 4.9mg AMP-peptide were yet to reach the median disease-free survival (“DFS”) endpoint as of the May 24, 2024 data cutoff date.

The AMPLIFY-7P study is evaluating the 7-peptide formulation, ELI-002 7P, in patients with mKRAS-driven solid tumors following standard locoregional treatment. Data were based on the May 24, 2024 data cutoff date of 14 patients with minimal residual disease who enrolled in the Phase 1 cohort of the AMPLIFY-7P study, with a median follow up for the DFS endpoint of 29.1 weeks:

●	The median DFS has not yet been reached (n=14).

●	The median disease-free survival (“mDFS”) has not been reached in patients receiving the 4.9mg AMP-peptide dose (n=8) vs. 12.6 weeks for patients receiving the 1.4mg AMP-peptide dose (n=6).

●	Patients achieving a reduction in their tumor biomarker levels had no progression events vs. mDFS of 11.0 weeks for patients whose tumor biomarker did not respond to ELI-002 7P.

●	Patients with an above median T cell response to ELI-002 have had no progression events.

Christopher Haqq, M.D., Ph.D., Elicio’s Executive Vice President, Head of Research and Development, and Chief Medical Officer, added, “We are encouraged to see patients who received the 7-peptide version of ELI-002 at the Phase 2 dose continuing to do well at this early timepoint of the Phase 1 trial. Furthermore, the DFS data from the entire 14-patient cohort correlate strong T cell response after receiving ELI-002 with reductions in their tumor biomarker levels and reduced risk of progression or death. These findings replicate the results in the AMPLIFY-2P trial of similar patients published in Nature Medicine. We look forward to providing additional clinical data updates from the AMPLIFY Phase 1 trials expected later in 2024 and the randomized Phase 2 interim analysis expected in first quarter of 2025.”

About ELI-002
Our lead product candidate, ELI-002, is a structurally novel investigational Amphiphile (“AMP”) cancer vaccine that targets cancers that are driven by mutations in the mKRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with our AMP technology consisting of AMP-modified mutant KRAS peptide antigens and an AMP-modified CpG adjuvant that is available as an off-the-shelf subcutaneous administration.

ELI-002 2P (2 peptide formulation) is currently being studied in an ongoing Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7 peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002.

About Elicio Therapeutics
Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing a pipeline of novel lymph node-targeted immunotherapies for the treatment of some of the most aggressive cancers. By combining expertise in immunology and immunotherapy, Elicio is harnessing the natural power of the immune system with the AMP technology, which allows for therapeutic payloads to be delivered directly to the lymph nodes, with the goal of enhancing the immune system’s cancer-fighting capabilities. By targeting cancer immunotherapies to the core of the immune response, AMP aims to optimize the lymph nodes’ natural ability to educate, activate and amplify cancer-specific T cells, which are essential for recognizing and eliminating tumor cells. Engineered to synchronize immunity in these highly potent sites, AMP is built to enhance the magnitude, potency, quality and durability of the immune response to drive antitumor activity. The Company’s R&D pipeline includes off-the-shelf therapeutic cancer vaccines ELI-002, (targeting mKRAS-driven cancers) as well as ELI-007 and ELI-008 (targeting BRAF-driven cancers and p53 hotspot mutations, respectively). For more information, please visit www.elicio.com.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including additional clinical data updates from the AMPLIFY Phase 1 trials anticipated later in 2024 and the randomized Phase 2 interim analysis anticipated in the first quarter of 2025; and Elicio’s plans to research, develop and commercialize its current and future product candidates.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in our Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors”, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact
Brian Piekos

Elicio Therapeutics
IR@elicio.com
857-209-0153